                                                                     EXHIBIT 2.1





           ---------------------------------------------------------




                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                         STAMFORD FHI ACQUISITION CORP.,


                                 FIBERITE, INC.,


                             FIBERITE HOLDINGS, INC.


                                       AND


                              CYTEC INDUSTRIES INC.



                           DATED AS OF AUGUST 25, 1997





           ---------------------------------------------------------

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----

                                    ARTICLE I
                              PURCHASE AND SALE OF
                      ASSETS AND ASSUMPTION OF LIABILITIES                 2

Section 1.1       Purchase and Sale......................................  2
Section 1.2       Consideration..........................................  9
Section 1.3       Closing................................................ 10
Section 1.4       Deliveries by Fiberite................................. 10
Section 1.5       Deliveries by Buyer.................................... 11


                                  ARTICLE II-A
                        REPRESENTATIONS AND WARRANTIES OF
                                   STAMFORD                               11

Section 2A.1      Organization........................................... 11
Section 2A.2      Authority.............................................. 11
Section 2A.3      No Violations...........................................12


                                  ARTICLE II-B
                        REPRESENTATIONS AND WARRANTIES OF
                                    FIBERITE                              13

Section 2B.1      Organization........................................... 13
Section 2B.2      Authority.............................................. 13


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER              13

Section 3.1       Organization........................................... 13
Section 3.2       Authority.............................................. 14
Section 3.3       No Violations.......................................... 14

                                                                       Page
                                                                       ----
                                   ARTICLE IV
                                    COVENANTS                           15

Section 4.1       Conduct of Business.................................. 15
Section 4.2       Access to Information................................ 19
Section 4.3       Commercially Reasonable Efforts;
                   Other Actions....................................... 20
Section 4.4       Public Announcements................................. 20
Section 4.5       Notification of Certain Matters...................... 20
Section 4.6       Expenses............................................. 21
Section 4.7       Affected Employees................................... 21
Section 4.8       Insurance............................................ 22
Section 4.9       Sums Received in Respect of Acquired
                   Businesses and Excluded Business.................... 23
Section 4.10      Name................................................. 23
Section 4.11      Books and Records.................................... 23
Section 4.12      Allocation of the Purchase Price..................... 24
Section 4.13      Assignment of Contracts; Nonassignability............ 24
Section 4.14      Assignment of Certain Indemnification
                   Rights.............................................. 25
Section 4.15      Continuation of Certain Plans........................ 26
Section 4.16      Tax Cooperation...................................... 26
Section 4.17      Multiemployer Plan Matters........................... 27
Section 4.18      No Dissolution........................................28
Section 4.19      Directors' and Officers' Insurance....................28
Section 4.20      Closing of Stock Purchase Agreement...................29
Section 4.21      Closing of Hexcel Agreement...........................29
Section 4.22      Alternative Transaction...............................29
Section 4.23      Indemnification for Notices...........................30


                                    ARTICLE V
                         TERMINATION AND ABANDONMENT                    30

Section 5.1       Termination...........................................30
Section 5.2       Procedure for Termination.............................30
Section 5.3       Effect of Termination and Abandonment.................31


                                   ARTICLE VI
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION           31

Section 6.1       Survival of Representations and Warranties,
                   Covenants, etc.......................................31
Section 6.2       Fiberite's and Stamford's Agreements to
                   Indemnify............................................31
Section 6.3       Buyer's Agreement to Indemnify........................33

                                                                       Page
                                                                       ----


Section 6.4       Indemnification Based on Net Damage....................33
Section 6.5       Third Party Claims.....................................33

                                   ARTICLE VII
                                MISCELLANEOUS                            34


Section 7.1       Fees, Expenses and Taxes...............................34
Section 7.2       Further Assurances.....................................35
Section 7.3       Notices................................................35
Section 7.4       Severability...........................................37
Section 7.5       Binding Effect; Assignment.............................37
Section 7.6       Bulk Sales Law.........................................37
Section 7.7       No Third Party Beneficiaries...........................37
Section 7.8       Interpretation.........................................38
Section 7.9       Jurisdiction and Consent to Service....................38
Section 7.10      Governing Law..........................................38
Section 7.11      Entire Agreement.......................................38
Section 7.12      Amendment, Modification and Waiver.....................39
Section 7.13      Specific Performance...................................39
Section 7.14      Counterparts...........................................39
Section 7.15      Effective Date.........................................39
Section 7.16      Risk of Loss...........................................39



                                  ARTICLE VIII
                               CERTAIN DEFINITIONS                       40

EXHIBITS

Exhibit A                         Stock Purchase and Sale Agreement
Exhibit B                         Bill of Sale and Assignment
Exhibit C                         Undertaking


SCHEDULES

Schedule 1.1(a)(xiii)             Warranties/Indemnification Provisions
Schedule 1.1(b)(ii)               Deeds for Certain Properties

Schedule 1.1(c)(iii)              Certain Satellite Business Assets
Schedule 1.1(c)(v)                Certain Excluded Assets
Schedule 1.1(e)(xii)              Certain Excluded Employment Agreements
Schedule 2B.3(b)(ii)              Certain Consents, Orders and Filings of
                                  Fiberite
Schedule 3.3(b)(ii)               Certain Consents, Orders and Filings of
                                  Buyer
Schedule 4.1(c)                   Management




















The Company agrees to furnish supplementally to the Commission upon its request, any and all of the foregoing schedules and exhibits.

                            ASSET PURCHASE AGREEMENT


                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 25, 1997 is by and among Fiberite, Inc., a Delaware corporation ("Fiberite"), Fiberite Holdings, Inc., a Delaware corporation ("Fiberite Holdings"), Stamford FHI Acquisition Corp., a Delaware corporation ("Stamford"), and Cytec Industries Inc., a Delaware corporation ("Buyer", and together with Fiberite, Fiberite Holdings and Stamford, the "Parties").

                                    RECITALS

                  A. Stamford has entered into a Stock Purchase and Sale Agreement (the "Stock Purchase Agreement"), dated as of April 20, 1997, by and among Stamford, Fiberite Holdings and the Selling Stockholders (as defined herein) providing for, among other things, the purchase and sale of all of the outstanding shares of Common Stock of Fiberite Holdings and which is attached hereto as Exhibit A.

                  B. Upon the closing of the transactions contemplated by the Stock Purchase Agreement, Fiberite Holdings and Fiberite desire to sell to Buyer, and Buyer desires to purchase from Fiberite Holdings and Fiberite, certain assets and operations of Fiberite Holdings and Fiberite as more fully described herein, upon the terms and subject to the conditions set forth herein.

                  C. Capitalized terms used but not otherwise defined herein are defined in Article VIII hereof.


                  Now, therefore, in consideration of the mutual agreements herein and in reliance upon the representations and warranties herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereby agree as follows:

                                                                               2
                                    ARTICLE I

                              PURCHASE AND SALE OF
                      ASSETS AND ASSUMPTION OF LIABILITIES

                  Section 1.1 Purchase and Sale. (a) Subject to the terms and conditions of this Agreement, at the Closing, Fiberite (and Fiberite Holdings to the extent provided below) will (and Fiberite Holdings and Fiberite will cause each Domestic Subsidiary to) sell, convey, assign, transfer and deliver to Buyer (or one or more affiliates of Buyer designated by Buyer prior to the Closing Date (the "Buyer Designees"), including in the case of Intellectual Property, Cytec Technology Corp.), and Buyer (or Buyer Designees) will purchase, acquire and accept from Fiberite (and Fiberite Holdings and each Domestic Subsidiary), all of its (and their) rights, title and interests in and to all properties, contracts and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern of Fiberite and each Domestic Subsidiary (and in the case of Fiberite Holdings, the rights of Fiberite Holdings specifically referenced below) other than the Excluded Assets, including, without limitation, the following assets (collectively, the "Acquired Assets"):

             (i) all real property, together with all buildings, fixtures and improvements erected thereon, owned by Fiberite or Fiberite Holdings;

             (ii) all leases of real property and all contracts, commitments or other agreements relating thereto to which Fiberite or Fiberite Holdings is a party or by which Fiberite or Fiberite Holdings is bound;

             (iii) all computer hardware and software, computer programs and systems, databases, documentation and resource material relating thereto, of Fiberite or Fiberite Holdings;

             (iv) all inventory, wherever located, including raw materials, work-in-progress, finished goods, supplies and other inventories (the "Inventory"), and any rights of Fiberite or Fiberite Holdings to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory;

             (v) all furniture, fixtures, vehicles, spare parts, tools, supplies, leasehold improvements, plant and equipment and all other tangible property of Fiberite or Fiberite Holdings;

             (vi) all rights in, to and under all contracts, licenses, leases (other than leases for real property), commitments, purchase orders and other agreements to which Fiberite or Fiberite Holdings is a party or by which Fiberite or Fiberite Holdings is bound;

            (vii) all customer lists of Fiberite or Fiberite Holdings;

             (viii) all cash and cash equivalents of Fiberite or Fiberite Holdings;

             (ix) all accounts receivable of Fiberite or Fiberite Holdings;

             (x) all Intellectual Property rights and other proprietary rights of Fiberite or Fiberite Holdings (the "Acquired Intellectual Property");

             (xi) all permits, licenses, approvals and authorizations by governmental authorities or third parties which are transferable by Fiberite or Fiberite Holdings;

             (xii) all of the books of account and other accounting records (or copies thereof) of Fiberite or Fiberite Holdings;

             (xiii) all warranties, rights to indemnification, insurance or similar rights, whether arising by contract, operation of law or otherwise in favor of Fiberite or Fiberite Holdings including, without limitation, rights to indemnification under the contracts listed on
         Schedule 1.1(a)(xiii);

             (xiv) all rights, claims and causes of action (including, without limitation, claims and causes of action under insurance policies) of Fiberite or Fiberite Holdings;

             (xv) all rights to claims available to or being pursued by Fiberite or Fiberite Holdings for refunds of income Taxes for taxable periods, or portions thereof, ending prior to the closing of the Stock Purchase Agreement;

             (xvi) all of the capital stock and all rights, title, and interests in and to all properties, contracts, and other assets, goodwill and operations of the business as a going concern of each of
         (A) Fiberite France SARL, a corporation formed under the laws of France ("Fiberite France"), and (B) Fiberite Europe GmbH, a corporation formed under the laws of Germany (the "German Subsidiary");

             (xvii) subject to Section 4.10 hereof, the name "Fiberite" and all derivatives and extensions thereof and all associated goodwill; and

             (xviii) all rights, title and interests in and to all of the properties, contracts and other assets, goodwill and operations of the business as a going concern of any subsidiary of Fiberite Holdings (other than Fiberite) or Fiberite organized under a jurisdiction within the United States of America (each a "Domestic Subsidiary").

                  (b) Such sale, assignment, transfer and delivery of the Acquired Assets will be effected by delivery by each of Fiberite, Fiberite Holdings and each Domestic Subsidiary to Buyer or the applicable Buyer Designee of (i) duly executed bills of sale and assignment agreements (each a "Bill of Sale and Assignment") substantially in the form set forth as Exhibit B attached hereto, (ii) properly executed and acknowledged deeds without covenants against grantor's acts for the properties listed on Schedule 1.1(b)(ii), each in recordable form, effective to convey fee title to each such property to Buyer in the state in which each such property is located such that a reputable title insurance company licensed to do business in the state in which each such property is located would issue a title insurance policy insuring Buyer's fee title to each such property (the "Deeds"), and (iii) such other duly executed, good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to convey to Buyer all of Fiberite's, Fiberite Holdings' and each Domestic Subsidiary's rights, title and interests in and to the Acquired Assets (collectively, the "Other Instruments").

                  (c) Notwithstanding anything contained herein to the contrary, Fiberite and Fiberite Holdings shall not sell, convey, assign, transfer or deliver, or cause to be sold, conveyed, assigned, transferred or delivered, to Buyer or any Buyer Designee, and Buyer and each Buyer Designee shall not purchase, acquire or accept from Fiberite, the rights, title and interests in all of the following properties, contracts and other assets (collectively, the "Excluded Assets"):

             (i) all capital stock of Fiberite or the Domestic Subsidiaries held by Fiberite Holdings, Fiberite, Stamford or any of their subsidiaries;

             (ii) all rights, title, and interests in and to the assets (of every kind, nature, character and description, whether accrued, contingent or otherwise and wherever situated), technology, goodwill, operations and business relating exclusively to the Satellite Business, other than (A) any real property or buildings, fixtures or improvements erected thereon, (B) leases or real property or contracts, commitments or other agreements relating to real property, (C) equipment or (D) accounts receivable (the foregoing being the "Excluded Business");

             (iii) the assets of Fiberite listed on Schedule 1.1(c)(iii);

             (iv) all rights, claims and causes of action (including, without limitation, claims and causes of action under insurance policies) of Fiberite or Fiberite Holdings to the extent related to the Excluded Business, the Excluded Assets or the Excluded Liabilities;

             (v) all Intellectual Property used or under development for use exclusively in the Satellite Business (which is acknowledged to include all of Fiberite's cyanate ester resin/prepreg technology);

             (vi) any amounts received by Fiberite or Stamford pursuant to
         Section 1.2 of the Hexcel Agreement;

             (vii) the assets listed on Schedule 1.1(c)(v);

             (viii) any Unrelated Assets; and

             (ix) all rights to the funds delivered into the escrow contemplated by Section 1.02 of the Stock Purchase Agreement.

                  (d) On and as of the Closing Date, Buyer shall assume and agree to perform, pay and discharge, all of the obligations and liabilities of Fiberite Holdings and Fiberite (whether liquidated or unliquidated, known or unknown, contingent or otherwise) which exist as of or arise out of events occurring on or prior to the Closing Date and, in the case of the Acquired Businesses or the Acquired Assets, which arise out of events occurring on or prior to or after the Closing Date, other than the Excluded Liabilities, including, without limitation, the following (collectively, the "Assumed Liabilities"):

             (i) any and all obligations and liabilities arising from the Acquired Businesses or relating to the Acquired Assets;

             (ii) all post-retirement liabilities for medical, dental and life insurance programs (other than multi-employer programs and plans), for U.S. employees or former U.S. employees of Fiberite Holdings and its subsidiaries who retire (or have retired) before the Closing Date;

             (iii) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Federal income Taxes of Fiberite Holdings or Fiberite or any of their respective subsidiaries or any member of any affiliated group (within the meaning of Section 1504 of the Code other than any corporation becoming affiliated with Fiberite Holdings or Fiberite as a result of the closing of the Stock Purchase Agreement) or any similar state, local or foreign group of which such entities are or have been a member, for taxable periods, or portions thereof ending prior to the closing of this Agreement;

             (iv) all environmental liabilities and obligations, including, without limitation, those arising from or relating to the following sites: (A) Stringfellow Landfill, Glen Avon, California; (B) Frank R. Bowerman Landfill (formerly known as Bee Canyon Landfill) near Irvine, Orange County, California; (C) Olinda/Olinda Alpha Landfill, Brea, Orange County, California; (D) Santiago Canyon Landfill, Orange County, California; (E) American Chemical Services, Griffith, Indiana; (F) Artel Chemical, Nitro, West Virginia; (G) P.C.B. Treatment, Inc., Kansas City, Kansas and Kansas City, Missouri; (H) an unspecified local municipal landfill, Winona, Minnesota; and (I) any property formerly owned or operated by Fiberite which relates to the Acquired Businesses;

             (v) any and all liabilities and obligations under or in connection with the Collective Bargaining Agreement (whether accrued or incurred prior to, on or after the Closing Date), including, without limitation, the obligation to contribute to the Western Conference of Teamsters Pension Trust Fund (the "Multiemployer Plan") and the Teamsters Manager Trust

         Fund; and

             (vi) any liability with respect to the Affected Employees arising from the notice to be given pursuant to Section 4.7 hereof.

                  (e) On and as of the Closing Date, Buyer shall not assume or agree to perform, pay or discharge and Fiberite (and to the extent applicable, Fiberite Holdings and Stamford) shall retain all of the following obligations and liabilities (whether liquidated or unliquidated, known or unknown, contingent or otherwise) (collectively, the "Excluded Liabilities"):

             (i) any and all obligations and liabilities arising exclusively from the Excluded Business or relating exclusively to the Excluded Assets;

            (ii) (A) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Federal income Taxes of Stamford, Fiberite Holdings, Fiberite or any of their subsidiaries or any member of any affiliated group (within the meaning of Section 1504 of the Code) or any similar state, local or foreign group of which any of such entities is or has been a member on or prior to the date hereof, for taxable periods (or portions thereof) beginning on or after the Closing Date; (B) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Federal income Taxes of Stamford or any other corporation becoming a member of an affiliated group (within the meaning of Section 1504 of the Code) or any similar state, local or foreign group with Fiberite Holdings or Fiberite as a result of the closing of the Stock Purchase Agreement, for taxable periods (or portions thereof) ending prior to the Closing Date; and (C) notwithstanding anything in this Agreement to the contrary, any and all liabilities and obligations, direct or indirect, fixed or contingent, for federal, state, local or foreign income taxes due as a result of any of the transactions contemplated by this Agreement or the Hexcel Agreement;

            (iii) all collective bargaining agreements other than the Collective Bargaining Agreement, including, without limitation, the Agreement Between ICI Fiberite, A Business Unit of ICI Composites, Inc. and General Drivers, Helpers, Warehousemen, and Inside Employees Local Union No. 160 affiliated with the International Brotherhood of Teamsters, effective January 1, 1993 to December 31, 1997; and Agreement Between ICI Fiberite, A Business Unit of ICI Composites, Inc. and United Steelworkers of America, AFL-

                                                                               8
         CIO, Local No. 13421,  effective March 28, 1993 to March 29, 1998;

             (iv) the settlement agreement between Fiberite and Paul Pendorf;

             (v) all outstanding indebtedness for borrowed money of Fiberite Holdings or Fiberite or any of their subsidiaries (together with all interest accrued thereon) to the extent deducted from the $360,000,000 payable under Section 1.02 of the Stock Purchase Agreement;

             (vi) all Expenses (as defined in the Stock Purchase Agreement);

             (vii) the 11.3% Zero Coupon Subordinated Notes of Fiberite Holdings due in 2002 and 2003;

             (viii) all obligations and liabilities of Stamford, Fiberite Holdings (or any successor thereof) or Fiberite which may arise in connection with the transactions contemplated by the Stock Purchase Agreement, the proposed sale of Fiberite Holdings or Fiberite, or this Agreement to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Fiberite Holdings, Fiberite and the Selling Stockholders; provided, that this clause
         (viii) shall not impair Buyer's obligation to maintain insurance pursuant to Section 4.19 hereof;

             (ix) all obligations and liabilities of Stamford, Fiberite Holdings or Fiberite arising under this Agreement, the Hexcel Agreement or the Stock Purchase Agreement (other than obligations and liabilities under the Stock Purchase Agreement to be performed after the Closing Date and other than obligations and liabilities under the Hexcel Agreement pursuant to the Three Party Agreement to the extent requiring performance after the Closing Date);

             (x) all obligations and liabilities of Stamford, Fiberite Holdings (or any successor) or Fiberite arising in connection with the employment agreements set forth on Schedule 1.1(e)(xii), including, without limitation, obligations and liabilities relating to the payment of "excess parachute payments" within the meaning of Section 280G of the Code; and

             (xi) all obligations and liabilities arising from the Unrelated Assets.

                  (f) Buyer's assumption of the Assumed Liabilities hereunder is an indemnity and accordingly, upon any payment by Buyer in respect thereof Buyer shall have the right by way of subrogation to pursue any and all claims that Fiberite Holdings or Fiberite may assert against any third party for indemnification or insurance in respect thereof, and Buyer shall be entitled to pursue any such claim, in the name and on behalf of Stamford, Fiberite Holdings or Fiberite, as the case may be, and to retain any recovery in respect thereof. To the extent, if any, that Fiberite Holdings or Fiberite has a claim against a third party in respect of an Assumed Liability, then, notwithstanding payment by Buyer in respect of such Assumed Liability, (i) Buyer's liability shall be secondary to the primary obligation of said third party and, accordingly, (ii) Buyer shall be entitled to reimbursement from Fiberite Holdings or Fiberite, as the case may be, to the extent that such indemnitee recovers from the third party, in respect of the Assumed Liability, any amount in excess of its costs and expenses; provided that nothing in this sentence shall impair Buyer's obligations pursuant to Section 6.3 hereof.

                  Section 1.2 Consideration. The consideration to be paid for the Acquired Assets and Acquired Businesses shall consist of the following (and Buyer's obligation to pay the same shall be irrespective of whether Buyer is prohibited from acquiring any of the Acquired Assets or Acquired Businesses):

                  (a) $344,000,000 (the "Purchase Price"), payable as provided below, by wire transfer of immediately available funds to such bank account as shall be designated by Fiberite at least two business days prior to the applicable payment date provided below against delivery of a receipt duly executed by Fiberite acknowledging receipt of the same; provided that Fiberite hereby designates that the portions of the Purchase Price represented by the Deposit (less $1,000,000) and the Remainder be paid on the applicable payment dates directly to the creditors in respect of the outstanding principal amount of the Permitted Debt (in the case of the Remainder, with the excess over the outstanding principal amount of the Permitted Debt on the payment date being delivered to the foregoing account designated by Fiberite). The Purchase Price shall be paid in two installments as follows:

                  (i) $173,000,000 (the "Deposit") shall be paid on the first business day after the closing of the Stock Purchase Agreement; and

                  (ii) $171,000,000 (the "Remainder") shall be paid at the Closing; provided, that if the Regulatory Approvals shall not have been obtained within 180 days after the closing of

                                                                              10
         the Stock Purchase Agreement, then the Remainder shall be paid on the first business day following the expiration of such 180-day period.

                  (b) an undertaking substantially in the form set forth as Exhibit C attached hereto (the "Undertaking"), whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities as provided in the Undertaking.

                  (c) Notwithstanding anything in this Agreement to the contrary, Buyer agrees that the obligation of Buyer to pay the Purchase Price and deliver the Undertaking as provided in Sections 1.2(a) and (b) is absolute and is in no way contingent on the occurrence or nonoccurrence of any event, including, without limitation, the receipt of any necessary consents or approvals of any United States or any other governmental authority that are required for the consummation of the transactions contemplated by this Agreement, the transfer of any of the Acquired Assets by Fiberite to Buyer, the breach of any representation or warranty by any Party, the failure to perform or comply with any agreement or covenant by any Party or the termination of this Agreement (other than pursuant to Article VII of this Agreement).

                  Section 1.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place five business days after receipt of the Regulatory Approvals at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, or on such other date and at such other time or place as the Parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."

                  Section 1.4 Deliveries by Fiberite. At the Closing, Fiberite will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

                  (a)  duly executed Bills of Sale and Assignments;

                  (b)  the books and records of Fiberite and Fiberite
Holdings;

                  (c) a Certificate of Non-Foreign Status (the "FIRPTA Certificate"); provided, however, that if Fiberite fails to provide the FIRPTA Certificate, the transaction shall nonetheless close and Buyer shall withhold from the Purchase Price and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Buyer;

                  (d)  the Deeds;

                  (e) certain affidavits and certificates required in connection with the recordation of the Deeds;

                  (f) a duly executed and acknowledged assignment and assumption agreement of Fiberite with respect to the ground lease for the property located at 2055 East Technology Circle, Tempe, Arizona; and

                  (g) all other documents, instruments and writings (including, if necessary, the Other Instruments) required to be delivered by Stamford, Fiberite Holdings and Fiberite at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                  Section 1.5 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Fiberite (unless previously delivered) the following:

                  (a)  the Remainder referred to in Section 1.2(a) hereof;

                  (b)  the duly executed Undertaking; and

                  (c) all other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


                                  ARTICLE II-A

                        REPRESENTATIONS AND WARRANTIES OF
                                    STAMFORD

                  Stamford represents and warrants to Buyer as follows:

                  Section 2A.1 Organization. Stamford is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. True and complete copies of the certificate of incorporation and by-laws of Stamford, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

                  Section 2A.2 Authority. Stamford has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by Stamford. No other proceedings on the part of Stamford are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stamford, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Stamford, enforceable against Stamford in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                  Section 2A.3 No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by Stamford nor compliance by Stamford with any of the provisions hereof will (i) violate any provision of Stamford's certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancelation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Stamford is a party, or by which Stamford or any of its properties is bound immediately prior to the closing of the Stock Purchase Agreement or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Stamford or any of its properties is bound immediately prior to the closing of the Stock Purchase Agreement, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or rights that, either individually or in the aggregate, would not have a Material Adverse Effect or materially impair its ability to consummate the transactions contemplated hereby or for which it has received, or prior to the Closing shall have received, appropriate consents or waivers.

                                  ARTICLE II-B

                        REPRESENTATIONS AND WARRANTIES OF
                                    FIBERITE

                  Fiberite (as of the Effective Date) represents and warrants to Buyer as follows:

                  Section 2B.1 Organization. Fiberite is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and Fiberite has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of the certificate of incorporation and by-laws of Fiberite, as they are currently in effect and as they will be in effect at Closing, have been made available to Buyer.

                  Section 2B.2 Authority. Fiberite has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by Fiberite. No other proceedings on the part of Fiberite are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fiberite, and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Fiberite enforceable against Fiberite in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Stamford and Fiberite as follows:

                  Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  Section 3.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid, and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that enforcement thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws nor or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

                  Section 3.3 No Violations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) violate any provision of the certificate of incorporation or by-laws of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancelation or acceleration or any right that becomes effective upon the occurrence of a merger, consolidation, sale of assets or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other instrument of indebtedness for money borrowed, license, franchise, permit or agreement to which Buyer is a party, or by which any of their respective properties is bound, or (iii) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or any of its properties is bound, excluding from the foregoing clauses (ii) and
(iii), violations, breaches, defaults or rights that, either individually or in the aggregate, would not materially impair Buyer's ability to consummate the transactions contemplated hereby or for which Buyer has received or, prior to the Closing, shall have received appropriate consents or waivers.

                                   ARTICLE IV

                                    COVENANTS

                  Section 4.1  Conduct of Business.

                  (a) During the period from the date of the closing of the Stock Purchase Agreement to the Closing Date, Stamford, Fiberite Holdings and Fiberite shall instruct management of Fiberite (but shall not be liable for such management's acts or omissions) to (i) operate the Acquired Businesses only in the ordinary course of business consistent with past practice, (ii) use their reasonable efforts to preserve intact the Acquired Assets (except for wear and tear in the ordinary course of business) and the Acquired Businesses and keep available the services of the Affected Employees (as defined in Section 4.7(a) herein), (iii) preserve and maintain the Acquired Assets and use their reasonable efforts to preserve and maintain satisfactory relationships with suppliers, distributors and customers in connection with the Acquired Businesses, and (iv) take all commercially reasonable steps to protect the Intellectual Property rights of the Acquired Businesses and the Acquired Intellectual Property and prevent any of it from falling into the public domain. Neither Stamford nor Fiberite Holdings shall take any actions to prevent or otherwise interfere with any of the foregoing.

                  (b) During the period from the date of the closing of the Stock Purchase Agreement to the Closing Date, Stamford, Fiberite Holdings and Fiberite shall instruct management of Fiberite not to (but shall not be liable for such management's acts or omissions), and Stamford, Fiberite Holdings and Fiberite shall instruct management of Fiberite to (but shall not be liable for such management's acts or omissions) cause Fiberite France, the German Subsidiary and each Domestic Subsidiary not to, and Stamford and Fiberite Holdings shall not cause Fiberite Holdings, Fiberite, Fiberite France, the German Subsidiary or any Domestic Subsidiary to:

                  (i) declare, set aside, or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;

                  (ii) purchase, redeem or otherwise acquire any shares of (or options, warrants or rights relating to) its capital stock or other securities or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                  (iii) incur any indebtedness for borrowed money or guarantee any such indebtedness of any other person (other than short-term indebtedness incurred in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of any other person;

                  (iv) make any payments in respect of any indebtedness for borrowed money other than scheduled interest payments under the Permitted Debt;

                  (v) make or incur any capital expenditure (other than capital expenditures budgeted for as of the closing of the Stock Purchase Agreement);

                  (vi) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to employees for normal business expenses in the ordinary course of business consistent with past practice);

                  (vii) pay, loan or advance any amount to, or enter into any agreement or arrangement with, Fiberite Holdings or Stamford or any Affiliate of Stamford;

                  (viii) cancel any indebtedness or waive any claims or rights of substantial value;

                  (ix) pay, discharge, satisfy or settle any claims, liabilities or obligations, other than amounts under $25,000 in the ordinary course of business consistent with past practice;

                  (x) make any Tax election or settle or compromise any income Tax liability;

                  (xi) employ outside counsel in respect of, or make determinations as to the handling of, any pending or threatened litigation (other than litigation arising in the ordinary course of business) involving amounts in excess of $25,000 or criminal liability without consulting in good faith with Buyer in respect thereof (including as to the identity of any such counsel);

                  (xii) cancel or permit to lapse any policies of insurance;

                  (xiii) (A) increase in any manner the compensation or fringe benefits of any of its directors, officers or other employees, including, without limitation, Affected Employees; (B) pay, modify or amend any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required by law or under agreements, plans or arrangements existing on the date of the closing of the Stock Purchase Agreement; (C) amend (except as required by applicable law, with notice to Buyer) or terminate any of the Plans as they apply to any of the Affected Employees or increase the amount or accelerate the payment or vesting of any benefits payable thereunder;
         (D) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with any of its directors, officers or other employees, including, without limitation, Affected Employees; (E) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement or similar plan or arrangement that was not in existence on the date of the closing of the Stock Purchase Agreement or amend any of such plans or arrangements in existence on such date; (F) announce or implement any layoffs; or (G) terminate the employment of or reassign or change the duties of any of its officers or make any change in its management or the composition of its board of directors;

                  (xiv) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, or consummate, (A) any plan of liquidation or dissolution; (B) any acquisition of assets (other than inventory); (C) any acquisition of an interest in any business or business organization; (D) any merger or consolidation with any person; or (E) any sale, transfer, lease, license, pledge, mortgage, the subjection to any Lien other than Permitted Liens, or other disposition or encumbrance of, any of the Acquired Assets (other than sales of inventory in the ordinary course of business consistent with past practice);

                  (xv) grant any license or sublicense or any rights under or with respect to any Intellectual Property rights of the Acquired Businesses or any Acquired Intellectual Property or otherwise provide any of the foregoing or any other confidential or proprietary information with respect to the Acquired Businesses or the Acquired Assets to any person;

                  (xvi) enter into, amend, modify or terminate any material contract (including, without limitation, the material contracts listed on Schedule 1.1(a) (xiii)), or take any action or fail to take any action that, to its knowledge, with or without notice or lapse of time, would constitute a default under any such contract, or waive, release or assign any material rights or claims under any such contract, or enter into any classified Government Contract;

                  (xvii) change any of the accounting principles or practices applied with respect to the Acquired Assets or the Acquired Businesses;

                  (xviii) take any action which could be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair the value of the Acquired Assets or the Acquired Businesses or which would make any representation or warranty of Fiberite contained in this Agreement untrue or incorrect as of the date when made or as of the Closing Date or which would reasonably be expected to prevent or materially delay the satisfaction of any condition to Closing set forth in Article V hereof; or

                  (xix) agree to do any of the foregoing.

                  (c) Notwithstanding anything to the contrary contained in
Section 4.1(b), Stamford, Fiberite Holdings and Fiberite shall be permitted to, and shall be permitted to cause each of their respective subsidiaries to take such actions necessary to enable them to, (A) dividend or otherwise distribute the $200,000 in cash in Fiberite's bank accounts on the closing of the Stock Purchase Agreement (or the amount actually in such accounts, if less), (B) incur and guarantee the Permitted Debt (but not to make any payments in respect thereof other than scheduled interest payments), (C) consummate the transactions contemplated by the Hexcel Agreement and the Hexcel License and perform its obligations under such agreements and dividend or otherwise distribute the amounts received pursuant to Section 1.2 thereof, (D) dividend or otherwise distribute the Management Fee and $1,000,000 of the Deposit, (E) perform its obligations under the Stock Purchase Agreement, and (F) consummate the Permitted Merger. In no event shall Stamford, Fiberite Holdings or Fiberite or any of their respective subsidiaries be deemed to have breached this Section 4.1 if such breach arises from the performance by or compliance with any other provision contained in this Agreement.

                  (d) Immediately after the closing of the Stock Purchase Agreement and until the Closing Date, Stamford shall cause management of Fiberite to be comprised solely of the persons listed on Schedule 4.1(c) (with respect to each such person, in the positions indicated on such Schedule).

                  (e) During the period from the date of the closing of the Stock Purchase Agreement to the Closing Date, Stamford shall maintain Fiberite Holdings as a wholly owned subsidiary of Stamford and Fiberite as a wholly owned subsidiary of Fiberite Holdings; provided, that Stamford may consummate the Permitted Merger.

                  (f) From and after the date of the closing of the Stock Purchase Agreement, without the prior written consent of Buyer, none of Stamford, Fiberite Holdings or Fiberite shall modify or otherwise alter, or permit to be modified or otherwise altered, any post-retirement benefits for present or former employees of Fiberite Holdings and its subsidiaries who retire (or have retired) before the Closing Date.

                  Section 4.2 Access to Information. (a) From the date of this Agreement until the closing of the Stock Purchase Agreement, Stamford shall authorize and provide Buyer and Buyer's authorized representatives (including counsel, financial advisers, environmental and other consultants, accountants and auditors) full access to the information regarding Fiberite Holdings and its subsidiaries provided to Stamford pursuant to Section 5.02 of the Stock Purchase Agreement and agree to exercise its rights pursuant to such Section 5.02 to obtain promptly such information as Buyer may reasonably request (or to designate Buyer and Buyer's representatives as its authorized representatives to obtain such information), subject to the limitations set forth therein.

                  (b) From the date of the closing of the Stock Purchase Agreement until the Closing Date, Stamford and Fiberite shall authorize and provide Buyer and Buyer's authorized representatives (including counsel, financial advisors, environmental and other consultants, accountants and auditors) full access to all properties, books, contracts, commitments, personnel and records of Fiberite, Fiberite France, the German Subsidiary and each Domestic Subsidiary, and shall furnish or cause to be furnished to Buyer all other information concerning the Acquired Businesses and the Acquired Assets as Buyer shall request.

                  (c) From the date of this Agreement until the Closing Date, neither Stamford nor Fiberite shall permit Hexcel or any representative of Hexcel to have any access to any properties, books, contracts, commitments, personnel or records of Fiberite or any of its subsidiaries without the prior consent of Buyer;

provided, however, that without such consent, Hexcel may be permitted access to the extent provided under Section 4.2(b) of the Hexcel Agreement.

                  Section 4.3 Commercially Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, Buyer, on the one hand, and Stamford and Fiberite, on the other, shall use their commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper, appropriate or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and (ii) the obtaining of all necessary consents, approvals or waivers under applicable law or its material contracts; provided, however, the agreement of the Parties contained herein shall not require Buyer to take any action that would (i) require divestiture by Buyer of any of its existing business operations or of a not insubstantial portion of the Acquired Assets or Acquired Businesses, or (ii) impose a commercially unreasonable burden on, or restriction upon, Buyer's existing business operations or the Acquired Businesses or the Acquired Assets. Nothing in this Section 4.3 shall be deemed to limit the obligations of Buyer to pay the Purchase Price in accordance with
Section 1.2 or take the actions required by Section 4.22 hereof.

                  Section 4.4 Public Announcements. Except as may be required by applicable law, rule, regulation or legal process, so long as this Agreement is in effect, none of Stamford, Fiberite, Buyer or any of their respective subsidiaries or Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld or withdrawn; provided, however, nothing in this Section 4.4 shall limit or restrict Buyer from communicating with customers, suppliers, advisors or analysts with respect to the transactions contemplated by this Agreement or require the consent from any other Party hereto.

                  Section 4.5 Notification of Certain Matters. Stamford shall provide to Buyer within one business day of receipt thereof a copy of any notification received by Stamford pursuant to

Section 5.05 of the Stock Purchase Agreement. Stamford shall provide to Buyer such notification in the manner described in Section 7.3 hereof.

                  Section 4.6 Expenses. Except as provided herein, Buyer, on the one hand, and Stamford, Fiberite Holdings and Fiberite, on the other hand, shall bear their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                  Section 4.7  Affected Employees.

                  (a) Buyer shall offer to employ (effective as of the Closing
Date) all employees (other than the Executives as defined in Section 4.7(d) hereof) of Fiberite Holdings and its subsidiaries (the "Affected Employees"). Consistent with the foregoing, the Parties shall mutually agree between the date of this Agreement and the Closing Date on appropriate mechanisms for the orderly transition from Fiberite to Buyer of Affected Employees who accept employment with Buyer.

                  (b) Buyer shall provide to each Affected Employee who is not covered by a collective bargaining agreement, and who accepts Buyer's offer, a compensation and benefits package which is generally comparable in the aggregate to the compensation and benefits package provided such Affected Employee immediately prior to the Closing Date, which compensation and benefits package shall not be changed in any manner that would cause such package to not be generally comparable at any time prior to January 1, 1998. Fiberite Holdings and its subsidiaries which employ Affected Employees shall give notice to each Affected Employee who is not covered by a collective bargaining agreement (in compliance with Section 3.3(ii) of the ICI Composites Severance Plan or, if applicable, its successor plan, the Fiberite, Inc. Severance Plan, as provided in the draft thereof delivered to Buyer's counsel by Fiberite Holdings' counsel) that Fiberite Holdings and its subsidiaries intend to terminate his or her employment if he or she does not accept Buyer's offer (the form of which notice shall be provided by Buyer to Fiberite Holdings). Buyer shall provide compensation and benefits, on terms and conditions to be determined by Buyer, to each Affected Employee who is covered by a collective bargaining agreement, and who accepts Buyer's offer. Subject to compliance with the foregoing provisions of this Section 4.7(b), Buyer reserves the right to establish, amend, modify or terminate any terms or conditions of employment for such Affected Employees. Nothing in this Section 4.7 shall be deemed (i) to require the employment of any Affected

Employee to be continued for any particular period of time after the Closing Date, or (ii) to require Buyer to assume any collective bargaining agreement.

                  (c) If any Affected Employee who is not covered by a collective bargaining agreement and who accepts Buyer's offer becomes a participant in any employee benefit or compensation plan of Buyer, such Affected Employee shall be given credit under such plan for all prior service with Fiberite Holdings and its subsidiaries, Affiliates and predecessors which is recognized by Fiberite Holdings or its subsidiaries, solely for purposes of determining eligibility and vesting (but not benefit accrual or any other purposes); provided, however, that such service need not be credited to the extent it would result in a duplication of benefits, including without limitation, benefit accrual service under defined benefit plans. Nothing in this
Section 4.7(c) shall be construed to alter Buyer's obligations under Section 4.7(b) above.

                  (d) Fiberite will make available (on an exclusive basis, but subject to the transactions contemplated by the Transition Services Agreement) the services of Messrs. Ashton, Smith, Miller, DeVault and Bowman (collectively, the "Executives") to work for Buyer in the Acquired Businesses for a period of up to six (6) months from the closing of the Stock Purchase Agreement at their salaries on the date hereof, including pro-rata target bonuses and benefits packages (without changing their domicile) which such expenses will be allocated between Fiberite and Buyer on a pro rata basis. In addition, Fiberite shall cause the Executives to terminate their respective employment and severance agreements and to waive all of their respective rights thereunder as of the Closing Date. The provisions of Sections 4.7(a), 4.7(b) and 4.7(c) hereof do not apply to the Executives.

                  Section 4.8 Insurance. Subsequent to the Closing, neither Fiberite Holdings (or any successor) nor Fiberite shall surrender their respective rights under any policies of insurance which were in effect at the time immediately prior to the Closing Date in respect of risks and losses arising out of events or occurrences occurring prior to the Closing Date in the course or as a result of the conduct of the Acquired Businesses with respect to the Acquired Assets, Assumed Liabilities or Buyer Allocated Liabilities ("Prior Occurrences"); provided, however, that nothing herein shall be deemed to require Fiberite Holdings (or any successor) or Fiberite to maintain any insurance with respect to events or occurrences occurring after the Closing Date. Fiberite Holdings (or any successor) and Fiberite shall cause Buyer to be designated as loss payee under such policies with respect to the Prior Occurrences, and shall assign to Buyer, or designate Buyer as their agent with respect to, all claims and other rights to enforce or assure insurance coverage under such policies with respect to Prior Occurrences; provided, further, that in the event Fiberite Holdings (or any successor) or Fiberite is unable to designate Buyer as loss payee under such policies, Fiberite Holdings (or any successor) and Fiberite shall cooperate with Buyer and use their commercially reasonable efforts to provide Buyer the equivalent benefits of such policies.

                  Section 4.9 Sums Received in Respect of Acquired Businesses and Excluded Business. Fiberite shall pay or cause to be paid over to Buyer, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Acquired Assets and the Acquired Businesses, other than the Purchase Price and any other amounts paid to Stamford by Buyer pursuant to this Agreement. Buyer shall pay or cause to be paid over to Fiberite, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Excluded Assets and the Excluded Businesses, other than amounts paid to Buyer by Fiberite, Fiberite Holdings or Stamford pursuant to this Agreement.

                  Section 4.10 Name. From and after the Closing Date and consistent with the terms hereof (but subject to Section 4.8 of the Hexcel Agreement), Buyer shall possess, to the exclusion of Stamford, Fiberite Holdings and Fiberite and their respective subsidiaries and Affiliates, all rights to the use of the Acquired Intellectual Property (except as set forth in Section 4.13 hereof), including, without limitation, the name "Fiberite", and Fiberite Holdings, Fiberite and their respective subsidiaries shall each, as promptly as commercially practicable following the Closing Date, change its name to a name which does not contain either "Fiberite" or any word confusingly similar with such word. For avoidance of doubt, none of Stamford, Fiberite Holdings and Fiberite and their respective subsidiaries and Affiliates shall retain any copies of any of the Acquired Intellectual Property and all such copies shall be delivered to Buyer or the applicable Buyer Designee on the Closing Date.

                  Section 4.11 Books and Records. Each of the Parties agrees that all books and records of Fiberite Holdings and Fiberite, wherever located, which a Party acquires hereunder (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like) (the "Business Records") shall be preserved by such Party for a period of at least seven (7) years following the Closing Date. Following such seven (7) year period, neither Stamford, Fiberite

Holdings and Fiberite (or any successor thereof), on the one hand, nor Buyer, on the other hand, will dispose of any such books and records without first offering such books and records to the other Party. After the Closing Date, where there is some legitimate business purpose, the Party in possession of any Business Records shall provide the other Party and its authorized representatives with access, upon prior reasonable notice specifying the need therefor, during regular business hours, to the Business Records, and the other Party or its representatives shall have the right to examine and make copies of such Business Records; provided, that the foregoing right shall not be exercisable in such a manner as to unreasonably interfere with the normal operations of such Party.

                  Section 4.12 Allocation of the Purchase Price. As soon as practicable after the date hereof, but in no event less than 10 days prior to the Closing Date, Buyer and Stamford shall mutually agree on an allocation (the "Allocation Statement") of the Purchase Price payable by Buyer pursuant to
Section 1.2 hereof plus the amount of any Assumed Liabilities (collectively, the "Allocable Amount") for Federal income tax purposes in accordance with their fair market values and with the requirements of Section 1060 of the Code. Each of Buyer and Fiberite shall (i) report for all Tax purposes the purchase of the Acquired Assets in a manner consistent with the Allocation Statement and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 4.12; (iii) not assert, in connection with any Return, Tax audit or similar proceedings, any allocation of the Allocable Amount that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation. Each of Buyer and Stamford shall deliver to the other a copy of its Form 8594 at least 10 days prior to the filing thereof.

                  Section 4.13 Assignment of Contracts; Nonassignability. From and after the Closing Date, Fiberite shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers required for the transfer to Buyer of the agreements, contracts and commitments, and any other property interest or right that is included in the Acquired Assets. Notwithstanding the foregoing, to the extent that any contract, agreement or commitment, or any other property interest or right included in the Acquired Assets, is not capable of being assigned or transferred without the consent or waiver of the other party thereto, or any third person (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict or is otherwise not practicable, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof prior to the time that the appropriate consent or waiver is obtained. To the extent that any contract, agreement or commitment or any other property interest or right included in the Acquired Assets is not assigned hereby (the "Non-Assigned Contracts"), then Fiberite shall, and Stamford shall cause Fiberite to, use commercially reasonable efforts to provide to Buyer the economic benefit of the Non-Assigned Contracts. The parties acknowledge that to the extent the rights under an agreement are validly assigned or to the extent that Buyer receives the economic benefit of any such agreement, the Buyer will assume the obligations under such agreement; provided, that Buyer will use commercially reasonable efforts, including where appropriate partial performance, to assist Stamford and Fiberite to provide to Buyer the economic benefit of any agreement. Furthermore, the Parties hereto acknowledge and agree that to the extent the transactions contemplated by this Agreement have closed and there exists any Non-Assigned Contracts, Buyer does not waive any rights to receive any assignment of or to receive the economic benefit from the Non-Assigned Contracts. In the event a contract relating to raw materials is used by both the Acquired Businesses and the Excluded Businesses as of the Closing, the Buyer and Fiberite agree for a commercially reasonable period to share or otherwise allocate the benefits and obligations under such contract in the proportion used by the respective businesses over the recent past.

                  Section 4.14 Assignment of Certain Indemnification Rights. From and after the Closing Date, Fiberite shall use commercially reasonable efforts to obtain the consents and approvals necessary to assign all rights of Fiberite Holdings (and any successor) and Fiberite to indemnification from any party under the agreements listed on Schedule 1.1(a)(xiii). Stamford, Fiberite and Buyer shall each cooperate and use commercially reasonable efforts to provide for the allocation of all indemnification rights available under the agreements listed on Schedule 1.1(a)(xiii) such that the Party who has assumed any liability for which any such agreement provides indemnification may exercise rights directly to obtain such indemnification. To the extent that a Party may not directly seek indemnification under an agreement listed on Schedule 1.1(a)(xiii) or, to the extent consent to assignment cannot be obtained for any such agreement, then the Party who may seek such indemnification directly shall use commercially reasonable efforts to obtain such indemnification from the third party and to provide to the Party subject to such liability the economic benefit of such indemnification received from such third party.

                  Section 4.15 Continuation of Certain Plans. Without limiting Buyer's obligations under Section 1.1(d), upon written request from the Buyer delivered to Fiberite within the first ninety (90) days immediately following the Closing Date, Fiberite shall take, or shall cause the sponsoring employer to take, all necessary or appropriate actions reasonably requested by the Buyer with respect to the Fiberite, Inc. 401(k) Plan I and the Fiberite, Inc. 401(k) Plan II (collectively the "Fiberite 401(k) Plans") to cause and facilitate the transfers of any assets related to Affected Employees who accept employment with Buyer from the respective trustees of the Fiberite, Inc. 401(k) Plans to the trustee(s) of one or more retirement plans qualified under Code Sections 401(a) and 401(k) which are designated or established by Buyer (the "Buyer's 401(k) Plans"). Upon the transfer, each Buyer's 401(k) Plan shall indemnify and hold harmless the corresponding Fiberite 401(k) Plan from and against all liabilities attributable to the account balances transferred to such Buyer's 401(k) Plan.

                  Section 4.16 Tax Cooperation. The Parties and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date ("Straddle Periods") that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, providing reasonable access to employees with knowledge of such Returns during regular business hours and furnishing such other information within such Party's possession requested by the Party filing such Returns as is relevant to their preparation. Additionally, Buyer shall prepare the initial draft of any such Straddle Period Return to the extent relating to the Acquired Businesses (provided that Buyer shall have no liability to any other Party for the accuracy thereof) and a Party filing any such Returns (the "Filing Party") shall mail a draft copy of such Returns to the other party (the "Non-Filing Party"), not less than 30 days prior to the expected filing date and shall provide the Non-Filing Party and its representatives, advisors and agents with such materials and such access to the books and records of the Filing Party related to such Return so that the Non-Filing Party may review and comment on such Return prior to the filing thereof. The Filing Party and the Non-Filing Party shall mutually agree on the final preparation content and filing of any Return referred to in this
Section 4.16.

                  Section 4.17  Multiemployer Plan Matters.

                  (a) Buyer acknowledges and agrees that it is assuming hereunder the Collective Bargaining Agreement and, hence the obligations of Fiberite under the Multiemployer Plan in effect pursuant to such Collective Bargaining Agreement commencing on and after the Closing Date. With respect to such Multiemployer Plan, to avoid imposition of withdrawal liability on Fiberite, Buyer shall, (A) by virtue of its assumption of the Collective Bargaining Agreement have an obligation as of the Closing Date to contribute to the Multiemployer Plan (with respect to operations conducted with the Acquired Assets) for substantially the same number of contribution base units for which Fiberite had an obligation to contribute and (B) for a period of five plan years commencing with the first plan year beginning after the Closing Date, provide or deliver to, or establish in favor of, the Multiemployer Plan any required bond, required escrow or any other security required pursuant to or under ERISA
Section 4202(a)(1)(B). Such Bond, escrow or other security shall be paid in accordance with ERISA Section 4204(a)(1)(B), if required. If Buyer withdraws in a complete or partial withdrawal with respect to operations conducted with assets acquired pursuant to this Agreement during such first five plan years, Fiberite shall be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan if the liability of the Buyer is not paid.

                  (b) Fiberite agrees to cooperate with Buyer with respect to any request that any Multiemployer Plan waive the bond, escrow or security requirements of Section 4204(a)(1)(B) of ERISA so as to eliminate any requirement that Buyer provide such bond, escrow or security described above in subparagraph (a) above. In the event any such variance or exemption is granted, Buyer's obligation to provide the bond, escrow or other security shall be eliminated during the period that such variance or exemption is in effect.

                  (c) Fiberite agrees to cooperate with any request by Buyer, on Seller's behalf, for a variance or exemption from any bond, escrow or security requirements under Section 4201(a)(3) of ERISA and Fiberite agrees to cooperate with Buyer in making such request.

                  (d) Buyer shall pay all costs and expenses of Fiberite in connection with any bond or other security which Fiberite is obligated to obtain or provide pursuant to this Section 4.19 or to satisfy Section 4204 of ERISA; provided, however, that Buyer may, at Buyer's expense, obtain or provide such bond or security on Fiberite's behalf. Buyer shall remain primarily liable to

Fiberite for any liabilities, costs and expenses which are incurred or become payable by Fiberite which would not have otherwise been incurred or payable by Fiberite to the Multiemployer Plan but for the transaction contemplated by this Agreement or Buyer's withdrawal from the Multiemployer Plan. Buyer and Fiberite shall promptly notify the other party of any demand for payment of withdrawal liability received by it or any of its Affiliates from the Multiemployer Plan.

                  Section 4.18 No Dissolution. Stamford agrees not to cause the dissolution of Fiberite or Fiberite Holdings or otherwise cause the corporate existence of Fiberite or Fiberite Holdings to cease, and Fiberite and Fiberite Holdings agree not to dissolve or otherwise cause its corporate existence to cease, in each case if such action would adversely affect Buyer, including, without limitation, in respect of any indemnification rights assigned to Buyer hereunder or to be provided to Buyer pursuant to Section 4.15; provided, that under no circumstances shall Fiberite or Fiberite Holdings be dissolved prior to the second anniversary of the Closing Date. Notwithstanding the foregoing, Fiberite Holdings, Stamford and Fiberite may consummate the Permitted Merger.

                  Section 4.19 Directors' and Officers' Insurance. Buyer agrees to maintain in effect for not less than six years after the Closing Date the current policies of directors' and officers' liability insurance maintained by Fiberite with respect to matters occurring prior to the Closing Date; provided, however, that (i) Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered officers and directors and (ii) Buyer shall not be required to pay an annual premium for such insurance coverage in excess of one hundred and twenty-five percent (125%) of the current annual premium paid by Fiberite for its existing coverage, but in such case shall purchase as much coverage as possible for such amount. If Buyer proposes to change the liability insurance coverage referred to in this Section 4.19 such change shall become effective upon obtaining the consent from a duly appointed representative of the persons covered by such liability insurance (which consent shall not be unreasonably withheld). In addition, Buyer hereby waives any and all claims that Buyer may have against the current and former officers and directors of Fiberite and its subsidiaries in their capacities as such.

                  Section 4.20  Closing of Stock Purchase Agreement.

                  (a) Stamford shall not consummate the transactions contemplated by the Stock Purchase Agreement unless each of the conditions contained in Article VI and VII of the Stock Purchase Agreement shall have been satisfied and complied with to the satisfaction of Buyer and Buyer shall have delivered written notice to such effect to Stamford (it being understood that the Satisfaction Notice shall be irrevocable) (the "Satisfaction Notice") (it being agreed that none of such conditions shall be waived without Buyer's prior written consent). Upon such closing, Stamford shall cause Fiberite Holdings and Fiberite to execute and deliver this Agreement.

                  (b) If Hexcel shall have terminated the Hexcel Agreement pursuant to Section 5.1(a), (c) or (d) thereof, then this Agreement shall be amended to include within the Acquired Assets the assets which were to be acquired by Hexcel under the Hexcel Agreement and include within the Assumed Liabilities the liabilities which were to be assumed by Hexcel under the Hexcel Agreement, and in such event, the Purchase Price shall be increased by the amount that would have been paid under Section 1.2 of the Hexcel Agreement.

                  Section 4.21 Closing of Hexcel Agreement. Stamford shall not permit the closing of the transactions contemplated by the Hexcel Agreement to occur prior to the earlier of (x) the Closing Date and (y) 60 days after the closing of the Stock Purchase Agreement. Stamford shall not amend or modify any provision of the Hexcel Agreement without the prior written consent of Buyer. Buyer acknowledges that it has reviewed the terms and conditions of the Hexcel Agreement, the Hexcel License and the Transition Services Agreement. As a result, Buyer agrees that it shall not hold Stamford, Fiberite Holdings or Fiberite or any of their Affiliates liable or pursue any action against any such person or entity for any breach, violation or failure to comply with any of the terms of this Agreement which result from the compliance or performance by Stamford, Fiberite Holdings or Fiberite or any of their subsidiaries with the terms and conditions of the Hexcel Agreement, the Hexcel License and the Transition Services Agreement.

                  Section 4.22 Alternative Transaction. If the Regulatory Approvals have not been obtained or have been denied and Buyer shall determine to cease seeking such approvals or any writ, order, decree or injunction of a court of competent jurisdiction, governmental entity or regulatory body shall be in effect against any of the Parties or their respective subsidiaries which prohibits or restricts the consummation of the transactions contemplated by this Agreement, then (i) Buyer shall be permitted to assign its rights under this Agreement to any person or persons selected by Buyer and (ii) Stamford and Fiberite shall take all actions (and execute all documents and agreements) reasonably requested by Buyer (at Buyer's expense) and shall otherwise cooperate with Buyer in the disposition of all or any part of the Acquired Assets and the Assumed Liabilities to any person or persons selected by Buyer (an "Alternative Transaction") in each case for the account and benefit of Buyer and as determined by Buyer in its sole discretion; provided, that Buyer shall have paid the Purchase Price and Buyer shall indemnify and hold harmless Stamford, Fiberite and each of their respective Affiliates for any losses or liability that is incurred by any such person to the extent arising out of or resulting from the consummation of an Alternative Transaction. Buyer shall be required to consummate an Alternative Transaction no later than the 270th day after the closing of the Stock Purchase Agreement if the Closing shall not have theretofore occurred.

                  Section 4.23 Indemnification for Notices. Whether or not the transactions contemplated by this Agreement are consummated, if any notices are transmitted to, or any other action is taken with respect to, any Affected Employee at the request of Buyer, Buyer agrees to indemnify Fiberite and Stamford for any liability that arises as a result of any such notice or action.


                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

                  Section 5.1 Termination. This Agreement may be terminated at any time prior to the closing of the Stock Purchase Agreement:

                  (a)  by mutual written consent of Stamford and Buyer;

                  (b) by either Stamford or Buyer if the Stock Purchase Agreement shall have been terminated; or

                  (c) by Buyer or Stamford if Buyer shall not have delivered the Satisfaction Notice to Stamford pursuant to Section 4.20 hereof.

                  Section 5.2 Procedure for Termination. In the event of termination and abandonment of the transactions contemplated by this Agreement by Stamford or Buyer pursuant to this

Article V, written notice thereof shall forthwith be given to the other.

                  Section 5.3 Effect of Termination and Abandonment. In the event of proper termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article V, no Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except that in such event nothing herein shall relieve any Party from liability for any breach of this Agreement.


                                   ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  Section 6.1 Survival of Representations and Warranties, Covenants, etc. Except for the respective covenants and other agreements of the Parties made in this Article VI and Article VII hereof, the respective representations, warranties, covenants and other agreements of the Parties shall not survive the Closing or any termination of this Agreement. Notwithstanding the foregoing, this Section 6.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing, including, without limitation, any such covenants and agreements set forth in Article IV hereof and in the Undertaking; provided, however, that with respect to covenants and agreements of Stamford, Fiberite Holdings, Fiberite and each of their respective subsidiaries, the Parties hereto agree that irrespective of whether or not any such covenant or agreement contemplates performance after the Closing, if such performance cannot be performed as a result of the transactions contemplated by the Hexcel Agreement, the Hexcel License or the Transition Services Agreement, such covenant or agreement shall be deemed not to have survived the Closing for purposes of determining whether such covenant or agreement has been breached or violated by Stamford, Fiberite Holdings, Fiberite or any of their respective subsidiaries.

                  Section 6.2  Fiberite's and Stamford's Agreements to
Indemnify.

                  (a) Subject to the terms, conditions and limitations set forth in Sections 4.21, 6.1, 6.2(b), 6.2(c) and 6.5, from and after the Closing Date, Stamford and Fiberite, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates and if applicable, their respective directors, officers, employees, attorneys, representatives and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Buyer Indemnitee") of Buyer from and against any costs or expenses (including, without limitation, reasonable attorneys' fees, investigation costs and remediation costs), judgments, fines, losses, actions, claims, damages and assessments of any nature (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any Buyer Indemnitee that arise out of or relate to (i) any breach of or failure to perform any covenant to be performed on or after the closing of the Stock Purchase Agreement made by or on behalf of Stamford or Fiberite under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agreement and delivered by Stamford or Fiberite in connection herewith (a "Stamford Covenant") and (ii) (except as otherwise provided in Section 6.2(b)) the Excluded Liabilities.

                  (b) Notwithstanding anything in this Agreement to the contrary, to the extent that (i) any Losses are sustained, incurred or suffered by or asserted against any Buyer Indemnitee and (ii) such Losses arise out of or relate to any Excluded Liabilities which are assumed by Hexcel pursuant to the Hexcel Agreement, the Parties agree that (A) neither Stamford nor Fiberite shall have any liability under this Agreement or any obligation pursuant to the terms of this Agreement or otherwise to defend, indemnify or hold harmless any Buyer Indemnitee with respect to any such Losses and (B) no Buyer Indemnitee shall have any right to indemnification hereunder with respect to any such Losses.

                  (c) Notwithstanding anything in this Agreement to the contrary, to the extent that any Losses are sustained, incurred or suffered by or asserted against any Buyer Indemnitee and such Losses arise out of or relate to any breach of or failure to perform any Stamford Covenant which, as the result of the consummation of the transactions contemplated by the Hexcel Agreement, the Hexcel License or the Transition Services Agreement, cannot be performed by or on behalf of Stamford or Fiberite, the Parties agree that (A) neither Stamford nor Fiberite shall have any obligation pursuant to the terms of this Agreement to defend, indemnify or hold harmless any Buyer Indemnitee with respect to any such Losses and (B) no Buyer Indemnitee shall have any right to indemnification hereunder with respect to any such Losses. Moreover, the Parties agree that it shall not constitute a breach of or a failure by Fiberite or Stamford to perform any Stamford Covenant if the conduct or action taken or failure to take any action which would have been the basis for such breach or failure (but for this sentence) was required to be performed or omitted to be performed in accordance with the terms of the Hexcel Agreement.

                  Section 6.3 Buyer's Agreement to Indemnify. Subject to the terms, conditions and limitations set forth in Sections 6.1 and 6.5 hereof, from and after the Closing, Buyer shall defend, indemnify and hold harmless Stamford and Fiberite and their respective Affiliates, and if applicable, their respective directors, officers, attorneys, representatives and agents and each of the heirs, executors, successors and assigns of any of the foregoing (each a "Seller Indemnitee") of Stamford, Fiberite Holdings and Fiberite from and against any Losses imposed on, sustained, incurred or suffered by or asserted against any Seller Indemnitee that arise out of or are the result of (i) any breach of or failure to perform any covenant to be preformed prior to, on or after the Closing Date made by or on behalf of Buyer under this Agreement, the Other Instruments or in any certificate, exhibit or other instrument contemplated by this Agreement and delivered by Buyer in connection herewith,
(ii) Buyer's pursuit of any claim pursuant to Section 1.1(f) hereof and (iii) the Assumed Liabilities.

                  Section 6.4 Indemnification Based on Net Damage. In calculating amounts payable from a party required to indemnify a party under this Agreement (the "Indemnifying Party") to a party entitled to indemnification under this Agreement (an "Indemnified Party"), the amount of the indemnified Losses shall be computed net of payments received by the Indemnified Party under any insurance policy or contract with respect to such Losses.

                  Section 6.5 Third Party Claims. In the event that a claim for indemnification ("Claim") involves a claim by a Third Party against the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing within ten business days after receipt of written notice from the Indemnified Party if it agrees to undertake the defense thereof. The written notice provided to the Indemnifying Party from the Indemnified Party shall be delivered promptly following the Indemnified Party's obtaining knowledge of the Claim and shall state the basis of the Claim with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached. If the Indemnifying Party so notifies the Indemnified Party, then the Indemnifying Party shall control such defense and shall bear all costs of such defense, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it (the fees and expenses of which shall be borne by the Indemnified Party). Notwithstanding anything in this Section 6.5 to the contrary, the Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within ten business days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 6.5, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defense and indemnification pursuant to this Agreement. No failure to provide any notice required by this Section 6.5 shall relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.


                                   ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.1  Fees, Expenses and Taxes.

                  (a) Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of the Parties shall pay all of its respective fees and expenses incurred by, or in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby and thereby. Each of the Parties shall indemnify and hold harmless the other parties from and against any and all claims or liabilities for brokerage commissions and financial advisory and finders' fees incurred by reason of any action taken by such Party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such Party. Notwithstanding Section 4.6 hereof, Buyer shall be responsible for the payment of any fee, sales tax, transfer tax, filing expense or other charge incurred in connection with the transfer of the Acquired Assets and/or the Acquired Business (including legal expenses in respect of the preparation of transfer documents).

                  (b) Each of Buyer and Fiberite shall provide the other with such assistance and documents, without charge, as may be reasonably requested by either of them in connection with the preparation of any Return, the conduct of any audit or administrative or court proceeding, and any other Tax related matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting Party promptly upon its request.

                  (c) Each of Buyer, Fiberite Holdings (or any successor) and Fiberite shall notify the others in the event that it is taking, or any taxing authority is taking or proposing to take, a position inconsistent with the treatment of an indemnification payment, as an adjustment to the Allocable Amount for Tax purposes, including, without limitation, in connection with all income Tax Returns and all proceedings in connection with income Taxes.

                  Section 7.2 Further Assurances. From time to time after the Closing Date, at the request of another Party hereto and at the expense of the Party so requesting, each of the Parties hereto shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                  Section 7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate Party at its address or facsimile number given below (or at such other address or facsimile number for such Party as shall be specified by notice given hereunder):

                           If to Stamford, to:

                           Stamford FHI Acquisition Corp.
                           206 Danbury Rd.
                           Wilton, CT 06899
                           (203) 834-6360
                           Attention:  President
                           with copies to:

                           Latham & Watkins
                           885 Third Avenue
                           New York, NY 10022
                           Fax No.:  (212) 751-4864
                           Attention:  Steve Della Rocca, Esq.

                           If to Fiberite Holdings or Fiberite, to:

                           Fiberite, Inc.
                           206 Danbury Rd.
                           Wilton, CT 06899
                           (203) 834-6360
                           Attention:  President

                           with a copy to:

                           Latham & Watkins
                           885 Third Avenue
                           New York, NY 10022
                           Fax No.:  (212) 751-4864
                           Attention:  Steve Della Rocca, Esq.

                           If to Buyer, to:

                           Cytec Industries Inc.
                           Five Garret Mountain Plaza
                           West Paterson, New Jersey 07424
                           Fax No.:  (973) 357-3058
                           Attention:  Edward F. Jackman, Esq.

                           with copies to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, New York  10019
                           Fax No.:  (212) 474-3700
                           Attention:  John T. Gaffney, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                  Section 7.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

                  Section 7.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any Party hereto without the prior written consent of the other parties hereto. Notwithstanding anything herein to the contrary, this Section 7.5 shall not preclude and Buyer's consent shall not be required for (a) the Permitted Merger and the transfer of Stamford's rights hereunder caused thereby or (b) the assignment of Stamford's or Fiberite's rights hereunder to any lender of Permitted Debt as collateral security for such Permitted Debt and Buyer agrees to execute any customary agreements or instruments to effect such assignment that Stamford or such lender shall reasonably request.

                  Section 7.6 Bulk Sales Law. Buyer hereby waives compliance by Fiberite with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement.

                  Section 7.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of Stamford, Fiberite and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Stamford and Fiberite, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

                  Section 7.8  Interpretation.

                  (a) The article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  (c) As used in this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  Section 7.9 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, each of the Parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or Federal courts of New York; (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waive any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iv) agree that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

                  Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  Section 7.11 Entire Agreement. This Agreement, the Schedules, and the Exhibits and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The confidentiality agreement made prior to the date of this Agreement between Fiberite and Buyer is hereby terminated effective as of the Closing Date with respect to the Acquired Assets.

                  Section 7.12 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by mutual written agreement of Stamford and Buyer. Any failure of Stamford and Fiberite, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Stamford and, with respect to Stamford or Fiberite, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

                  Section 7.13 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

                  Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 7.15 Effective Date. This Agreement shall be deemed an agreement between Stamford and Buyer until executed by Fiberite and Fiberite Holdings at which time it shall be deemed to be an agreement between Buyer, Stamford, Fiberite and Fiberite Holdings, and Stamford shall cause Fiberite and Fiberite Holdings to execute this Agreement immediately following the closing of the Stock Purchase Agreement (the "Effective Date"). Without limiting the generality of the foregoing, all representations, warranties, covenants or other obligations of any kind made or incurred by Fiberite as a result of the execution and delivery of this Agreement shall be deemed to have been made as of, and Fiberite shall deliver its Schedules applicable to the representations and warranties it is making at, the time of its delivery of a signature page hereto.

                  Section 7.16 Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to such properties shall be borne by Buyer.

                                  ARTICLE VIII

                               CERTAIN DEFINITIONS

                  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

                  "Acquired Assets" has the meaning assigned in
Section 1.1(a).

                  "Acquired Businesses" means the entire business conducted by Fiberite as of the Closing Date, other than the Excluded Business.

                  "Acquired Intellectual Property" has the meaning assigned in Section 1.1(a)(x).

                  "Affected Employee" has the meaning assigned in
Section 4.7(a).

                  "Affiliate" has the meaning assigned in Section 7.8(c).

                  "Agreement" means this agreement, dated as of August 25, 1997, together with any amendments hereto, by and among Fiberite, Fiberite Holdings, Stamford and Buyer.

                  "Allocable Amount" has the meaning assigned in
Section 4.12.

                  "Allocation Statement" has the meaning assigned in
Section 4.12.

                  "Alternative Transaction" has the meaning assigned in
Section 4.22.

                  "Antitrust Division" has the meaning assigned in
Section 4.3.

                  "Assumed Liabilities" has the meaning assigned in
Section 1.1(d).

                  "Bill of Sale and Assignment" means the duly executed bill of sale and assignment agreement, substantially in the form attached hereto as Exhibit B, which each of Stamford, Fiberite, Fiberite Holdings and each Domestic Subsidiary will deliver to Buyer effecting the sale, assignment, transfer and delivery of the Acquired Assets.

                  "Business Records" has the meaning assigned in
Section 4.11.

                  "Buyer" means Cytec Industries Inc., a Delaware corporation.

                  "Buyer Designees" has the meaning assigned in
Section 1.1(a).

                  "Buyer Indemnitee" has the meaning assigned in
Section 6.2(a).

                  "Buyer's 401(k) Plans" has the meaning assigned in
Section 4.15.

                  "Claim" has the meaning assigned in Section 6.5.

                  "Closing" means the closing of the transactions described in Section 1.3.

                  "Closing Date" means the date of the Closing as determined pursuant to Section 1.3.

                  "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or substitute or successor provisions thereto.

                  "Collective Bargaining Agreement" means the collective bargaining agreement, between Fiberite, Inc. and General Truck
Drivers, Office, Food & Warehouse Union, Teamsters Local 952.

                  "Common Stock" means the shares of common stock, par value $.01 per share, of Fiberite Holdings.

                  "Deeds" has the meaning assigned in Section 1.1(b).

                  "Deposit" has the meaning assigned in
Section 1.2(a)(i).

                  "Domestic Subsidiary" has the meaning assigned in
Section 1.1(a)(xviii).

                  "Effective Date" has the meaning assigned in
Section 7.15.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Assets" has the meaning assigned in
Section 1.1(c).

                  "Excluded Business" has the meaning assigned in
Section 1.1(c)(ii).

                  "Excluded Liabilities" has the meaning assigned in
Section 1.1(e).

                  "Executives" has the meaning assigned in
Section 7.4(d).

                  "Fiberite" means Fiberite, Inc., a Delaware corporation.

                  "Fiberite France" has the meaning assigned in
Section 1.1(a)(xvi).

                  "Fiberite Holdings" means Fiberite Holdings, Inc., a Delaware corporation.

                  "Fiberite 401(K) Plans" has the meaning assigned in
Section 4.15.

                  "Filing Party" has the meaning assigned in
Section 4.16.

                  "FIRPTA Certificate" has the meaning assigned in
Section 1.4(c).

                  "FTC" has the meaning assigned in Section 4.3.

                  "German Subsidiary" has the meaning assigned in
Section 1.1(a)(xvi).

                  "Government Contract" has the meaning assigned in the Stock Purchase Agreement.

                  "Hexcel" means Hexcel Corporation, a Delaware corporation.

                  "Hexcel Agreement" means the Asset Purchase Agreement dated as of August 25, 1997, by and among Fiberite, Fiberite Holdings, Stamford and Hexcel.

                  "Hexcel License" means the license contemplated by the Hexcel Agreement.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended.

                  "Indemnified Party" has the meaning assigned in
Section 6.4.

                  "Indemnifying Party" has the meaning assigned in
Section 6.4.

                  "Intellectual Property" shall mean throughout the world (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) shop rights and
(vi) copyrights.

                  "Inventory" has the meaning assigned in Sec tion 1.1(a)(iv).

                  "Know-how" shall mean all trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

                  "Liens" means all mortgages, pledges, security interests, liens, changes, options, easements, rights of way or other encumbrances.

                  "Losses" has the meaning assigned in Section 6.2(a).

                  "Management Fee" means a fee of $25,000 per month payable only if the Closing Date has not occurred prior to December 1, 1997.

                  "Material Adverse Effect" means an event which has a material adverse effect on the business, operations, financial condition or results of operations of the Acquired Businesses taken as a whole, or materially impairs the value or usefulness of the Acquired Assets taken as a whole.

                  "Multiemployer Plan" has the meaning assigned in
Section 1.1(d)(v).

                  "Non-Assigned Contracts" has the meaning assigned in
Section 4.13.

                  "Non-Filing Party" has the meaning assigned in
Section 4.16.

                  "Other Instruments" has the meaning assigned in
Section 1.1(b).

                  "Parties" has the meaning set forth in the preamble.

                  "Patents" shall mean patents (including all reissues, divisions, re-examinations, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

                  "Permitted Debt" means indebtedness to finance the transactions contemplated by the Stock Purchase Agreement in an amount and on terms approved by Buyer in writing.

                  "Permitted Liens" means mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  "Permitted Merger" means the merger of Stamford and Fiberite Holdings with and into Fiberite, with Fiberite as the surviving corporation immediately following the closing of the Stock Purchase Agreement.

                  "person" has the meaning assigned in Section 7.8(b).

                  "Plans" means the Fiberite, Inc. Pension Plan, the Fiberite, Inc. Service Related Pension Plan, the Fiberite, Inc.
401(k) Plan I, and the Fiberite, Inc. 401(k) Plan II.

                  "Prior Hexcel Agreement" means the Asset Purchase Agreement, dated as of April 21, 1997, by and among Stamford, Fiberite and Hexcel.

                  "Prior Occurrences" has the meaning assigned in
Section 4.8.

                  "Purchase Price" has the meaning assigned in
Section 1.2(a).

                  "Regulatory Approvals" means all necessary consents and approvals of any United States or any other governmental authority that are required for the consummation of the transactions contemplated by this Agreement and the expiration or termination of any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and under any applicable Antitrust and competition law statutes and regulations of foreign jurisdictions, or other applicable law.

                  "Remainder" has the meaning assigned in
Section 1.2(a)(ii).

                  "Return" means any report, return or other information filed with or required to be supplied to a taxing authority in connection with Taxes.

                  "Satellite Business" means Fiberite's business of developing, manufacturing and selling composite materials, or components thereof, for incorporation into satellites as of the date of the closing of the Hexcel Agreement.

                  "Satisfaction Notice" has the meaning assigned in
Section 4.20(a).

                  "Seller Indemnitee" has the meaning assigned in
Section 6.3.

                  "Selling Stockholders" shall refer to the stockholders and optionholders of Fiberite Holdings existing immediately prior to the closing of the Stock Purchase Agreement.

                  "Stamford" means Stamford FHI Acquisition Corp., a Delaware corporation.

                  "Stamford Covenant" has the meaning assigned in
Section 6.2(a).

                  "Stock Purchase Agreement" means the Stock Purchase and Sale Agreement, dated as of April 20, 1997, by and among Stamford, Fiberite and the Selling Stockholders.

                  "Straddle Periods" has the meaning assigned in
Section 4.16.

                  "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, social security and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

                  "Third Parties" means any parties other than the Parties to this Agreement and their respective Affiliates.

                  "Three Party Agreement" means the agreement among Fiberite, Hexcel and Buyer contemplated by the Hexcel Agreement.

                  "Trademarks" shall mean trademarks and service marks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

                  "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans or product goodwill for which no trademark registration has been obtained and for which no application is pending.

                  "Transition Services Agreement" means the Transition Services Agreement contemplated by the Hexcel Agreement.

                  "Undertaking" means the duly executed undertaking, substantially in the form attached hereto as Exhibit C, whereby Buyer will assume and agree to pay and discharge the Assumed Liabilities.

                  "Unrelated Assets" means assets acquired by Fiberite after the closing of the Stock Purchase Agreement from third parties (i) that are unrelated to, and are not acquired by or for or with funds of, the Acquired Businesses or the Excluded Business and (ii) the acquisition of which is funded solely by Stamford.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                      STAMFORD FHI ACQUISITION CORP.


                                      By:/s/Scott Dunn
                                         -----------------------------------

                                      Title: Vice President
                                              ------------------------------

                                      FIBERITE, INC.


                                      By: /s/Stuart A. Jamieson
                                         -----------------------------------
                                      Title: Vice President
                                              ------------------------------


                                      FIBERITE HOLDINGS, INC.


                                      By: /s/Stuart A. Jamieson
                                         -----------------------------------
                                      Title: Vice President
                                              ------------------------------


                                      CYTEC INDUSTRIES INC.


                                      By:/s/J.  P.  Cronin
                                         -----------------------------------
                                      Title:  Executive Vice President and
                                               Chief Financial Officer
                                              ------------------------------